Exhibit 35.f



                         ANNUAL STATEMENT OF COMPLIANCE

   Pooling and Servicing Agreement, dated November 1, 2007 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage and Asset Receiving
 Corporation, as Depositor, Capmark Finance Inc., as a Master Servicer, Wachovia
  Bank, National Association, as a Master Servicer, Wells Fargo Bank, N.A., as Trustee and Custodian, Deutsche Bank Trust Company Americas, as Certificate
   Administrator and Paying Agent and LNR Partners, Inc., as Special Servicer

                                   CD 2007-CD5

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

      1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

      2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.



By: /s/ Susan K. Chapman
    -----------------------------
    Susan K. Chapman
    Vice President